Exhibit 10(b)

CONSULTING AGREEMENT

THIS AGREEMENT is made effective August 1, 2010 between Alcoa Inc., a Pennsylvania corporation, including all of its subsidiaries and divisions (hereinafter called “ALCOA”), and Bernt Reitan, an individual currently residing at 350 East 79th Street, Apt 36C, New York, New York 10021-9209 (hereinafter called “Consultant”).

WHEREAS, Alcoa desires personal consulting services from Consultant and Consultant desires to render the performance of such services;

NOW, THEREFORE, in consideration of the mutual covenants contained in this Consulting Agreement, and intending to be legally bound, the parties agree as follows:

ARTICLE I - DEFINITIONS

Section 1.1. The term “Consulting Services” means the personal and associated services of Consultant provided to Alcoa’s Global Primary Products Group in areas relating to Consultant’s expertise and knowledge of aluminum manufacturing and fabrication, smelting, bauxite mining, bauxite refining and/or the sale or distribution of alumina and alumina related products, alumina refining and smelting technology and smelter and refinery construction. Requests for Consulting Services shall only be made by John Thuestad or his designee. All requests for Consulting services shall be subject to allowing for your reasonable personal plans and commitments. Consultant will consult with John Thuestad or his designee to develop specific goals, objectives and criteria relating to the Consulting Services. Consultant shall provide Consulting Services to Alcoa as an independent contractor. Alcoa disclaims any right to control the manner of performance of the Consulting Services. It is understood that Alcoa can except or reject any or all proposals and recommendations of Consultant.

Section 1.2. Consulting Services shall be performed from your home in Oslo, Norway. When available, Alcoa will provide office space and support in its office in Oslo, Norway, or at one of its other offices if necessary. It is understood that Consultant will, upon Alcoa’s request provide Consulting Services and if necessary, meet with representatives of Alcoa at any of its locations mutually agreed upon by Alcoa and Consultant.

ARTICLE II - COMPENSATION

Section 2.1. Effective August 1, 2010 Alcoa shall pay Consultant a fee of $125,000 for the performance of Consulting Services. Effective August 1, 2011, the anniversary date of this Agreement, Alcoa shall pay Consultant a fee of $125,000 for the performance of Consulting Services. It is agreed that Consultant will not be required to provide more than 25 days of Consulting Services during any one-year term of this Agreement.

Section 2.2. Consultant shall have the right to be reimbursed for all reasonable travel, living, telephone and other expenses incurred in the performance of approved Consulting Services, including domestic air travel costs (coach class accommodations), international air travel costs (business class accommodations) and other expenses directly incurred in rendering Consulting Services to Alcoa. Reimbursable expenses shall include any approved expenses incurred for communication needs e.g. cell phone. Such expenses shall be reimbursable to the Consultant under Section 2.3 of this Agreement. Consultant may not reveal to any party whatsoever without Alcoa’s express written approval the character of, or compensation for Consulting Services being performed for Alcoa, except that the parties agree that the Consultant may disclose to potential future employers his obligation to provide consulting services to Alcoa.

Section 2.3. For incurred reimbursable expenses, Consultant shall be paid within thirty (30) days after receipt by Alcoa of a statement showing itemized expenses incurred during the preceding calendar month. Consulting Services and expenses may also be reimbursed in such other manner as agreed upon by Alcoa and Consultant.

ARTICLE III - CONFIDENTIALITY

Section 3.1. All data and other information of every kind, which is not generally known or used outside of Alcoa and which gives Alcoa a competitive advantage over others who do not know or use it, whether expressed in writing or otherwise, including information of a technical, engineering, operational or economic nature, learned or obtained by Consultant during the term of this Agreement or disclosed or revealed to Consultant by Alcoa, in the course of performing Consulting Services for Alcoa under this Agreement, and which Consultant knows, or has reason to believe includes factual information which Alcoa expects to be treated in confidence (all herein called “Information”) shall be:

(a)	received and maintained in strict confidence by Consultant and shall not be disclosed, directly or indirectly, by Consultant to any related or unrelated party whatsoever; and

(b)	used by Consultant only for the performance of Consulting Services for Alcoa.

Section 3.2. The foregoing obligations of confidentiality, limited use and non-disclosure shall not apply to the following two exclusions:

(a)	Information of a factual nature which is or becomes available in issued patents, published patent applications or printed publications of general public circulation other than by acts or omissions of Consultant; or

(b)	Information of a factual nature which Consultant hereafter lawfully obtains without restriction from a third party other than from a third party who obtained such Information from Alcoa.

Section 3.3. The obligations imposed by this Article III shall continue in effect for a period of three (3) year(s) from the date on which the last Consulting Services are performed by Consultant for Alcoa, and shall survive the termination of this Agreement by either party.

ARTICLE IV - TERM

Section 4.1. The initial term of this Agreement shall be effective August 1, 2010 through July 31, 2012, and may be renewed upon such terms and conditions as may be agree upon by Consultant and Alcoa.

ARTICLE V - MISCELLANEOUS

Section 5.1. Consultant agrees to indemnify and to hold Alcoa harmless against any and all liability, claims and demands by or on behalf of Consultant or others (including but not limited to Alcoa employees and other third-parties) including claims on account of injury or loss to property or life caused solely by the gross negligence or willful acts or omission solely of

Consultant, arising out of or in any manner connected with the performance of the Consulting Services. In the event that it is determined that Consultant acted in good faith and in a manner believed to be in, or not opposed to the best interest of Alcoa, Consultant shall not be required to indemnify or hold Alcoa harmless against any and all liability, claims and demands. If necessary, the final determination of whether or not Consultant acted in good faith will be determined by independent legal counsel, or other disinterested person agreed upon by Alcoa and Consultant. Nothing contained in the Section 6.1 shall obligate Consultant to save and hold Alcoa harmless from and against any liability, claims or demands which may arise from the sole negligence of Alcoa.

Alcoa agrees to indemnify and hold Consultant harmless against any and all liability claims and demands by or on behalf of Alcoa or others (including, but not limited to Alcoa employees and other third-parties) including claims on account of injury or loss to property or life, resulting from acts or omissions solely of Alcoa or others, arising out of or in any manner connected with the performance of the Consulting Services.

Section 5.2. This Agreement shall inure to the benefit of and be binding upon Alcoa, its successors and assigns. This agreement may not be assigned by Consultant without the prior written approval of Alcoa.

Section 5.3. This Agreement sets forth the entire understanding between the parties as to the subject matter of this Agreement supersedes all other prior agreements, commitments, representations, writings and discussions between them, whether written or oral, with respect to the subject matter hereof. It is expressly understood that no representations, promises, warranties or agreements have been made by either party except as the same are set forth herein, that this Agreement does not supersede the terms of your employment as set forth in the October 30, 2008 letter from Klaus Kleinfeld and this Agreement will not affect your rights under any applicable Alcoa compensation or benefit plan. Except as otherwise expressly provided in this Agreement, this Agreement may not be amended except in writing and signed by a Consultant and Alcoa.

Section 5.4. No party shall be deemed to have waived any right, power or privilege under this Agreement or any provision hereof unless such waiver shall have been duly executed in writing and acknowledged by the party to be charged with such waiver. The failure of any party to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of such provisions, nor in any way to affect the validity of this Agreement, or the right of any party to thereafter enforce each and every such provision. No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach of this Agreement.

Section 5.5. Notices

Notices to the parties shall be sent as follows

To Alcoa:	John Thuestad
Alcoa Inc. 390 Park Avenue, New York, NY. 10022-4608

To Consultant:	Bernt Reitan 350 E 79 Street NY, NY 10021-9209

Section 5.6. This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York.

WITNESS:	Alcoa Inc.

/s/ Dale C. Perdue	By	/s/ John D. Bergen
	Date	22 Feb 2010

WITNESS:	Bernt Reitan

/s/ Peter Nicklin	By	/s/ Bernt Reitan
	Date	22 Feb 2010

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